                                                                    Exhibit 10.3


                          MANAGEMENT SERVICES AGREEMENT

                This Management Services Agreement ("Agreement"), dated as of July 31, 1998 is entered into by and MSS-Delaware, Inc., a Delaware corporation (the "Company"), and MSS Acquisition Corp. II, a Delaware corporation ("Bear Stearns").

                WHEREAS, Specialty Acquisition Corporation has, pursuant to an Acquisition Agreement dated July 22, 1998 (the "Acquisition Agreement") with Federated Specialty Stores, Inc. ("Federated"), acquired all the issued and outstanding stock of the Company, a subsidiary of Federated (the "Purchase").

                WHEREAS, Bear Stearns has agreed to acquire Common Stock and Series B Preferred Stock of Specialty, pursuant to the terms of a Stock Purchase Agreement dated July 31, 1998 (the "Stock Purchase Agreement") by and between Specialty and Bear Stearns.

                WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Bear Stearns has agreed that it is in the best interests of the Company for Bear Stearns to provide management services to the Company pursuant to the terms and conditions set forth herein.

                                    AGREEMENT

                NOW THEREFORE, in consideration of the premises and mutual agreements set forth in this Agreement, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

                Section 1.      Definitions

                Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Stock Purchase Agreement.

                Section 2.      Services

                2.1. Bear Stearns shall advise and assist the board of directors and the management of the Company regarding the formulation and implementation of the business strategies for the Company and its subsidiaries. Bear Stearns shall use its reasonable efforts to identify and assist the Company in evaluating corporate opportunities, including marketing opportunities, and financial strategies and to assist the Company and its subsidiaries with respect to lender, securityholder and public and government relations matters. The precise nature of the services to be performed hereunder by Bear Stearns shall be determined by the mutual agreement of Bear Stearns and the board of directors of the Company, and Bear Stearns shall devote such time and resources as are reasonably necessary to provide such services. In connection with rendering services hereunder, Bear Stearns shall designate certain of its principals and employees to serve on the board of directors of the Company in accordance with the terms of the Stock Purchase Agreement and the Stockholders Agreement.

                Section 3.      Consideration

                In consideration for the management services to be provided by Bear Stearns, the Company shall:

                3.1. pay to Bear Stearns a fee in the amount of $500,000 in connection with the Purchase, payable on demand by Bear Stearns at or after the closing of the Purchase (the "Closing Date").

                3.2. pay to Bear Stearns (or such persons as are designated by Bear Stearns) a management fee in respect of each fiscal year of the Company in an amount equal to the greater of (i) $200,000 ($ 100,000 in respect of the period from, August 1, 1998 through January 31, 1999 (the "Partial Period")) and
(ii) 3.0% (1.5% in respect of the Partial Period) of EBITDA (as defined in Section 3.6 below), up to a maximum of $450,000 per annum. ($225,000 in respect of the Partial Period), in exchange for the services provided to the Company by Bear Stearns (or such affiliates of Bear Stearns as are designated by Bear Stearns), as more fully described in Section 2 of this Agreement. The first $200,000 per annum of this management fee shall accrue quarterly from the Closing Date and be payable quarterly in advance on May 1, August 1, November I and February I of each year this Agreement remains in effect (provided that the first such, payment, for August 1, 1998, will be paid upon closing of the Purchase). Any balance of the management fee payable in respect of any fiscal year pursuant to Section 3.2(ii) above shall be paid within 45 days following the end of such fiscal year or upon delivery by the auditors of the Company of audited financial statements for the relevant fiscal year, if later. If this Agreement shall terminate during a fiscal period, the fees due pursuant to this
Section 3.2 shall be calculated on a pro rata basis, based on the number of days which have elapsed prior to termination during such period, and upon termination any unpaid balance of such fees shall be paid by the Company to Bear Stearns, or Bear Stearns shall repay any excess fees it has been paid under this Section 3.2 (as applicable).

                3.3. during the Term, retain Bear Stearns to participate in the negotiation and consummation of any acquisition transactions by the Company or any of its direct or indirect subsidiaries (not including the Purchase), and pay to Bear Stearns (or such persons as are designated by Bear Stearns) a fee in connection therewith equal to two-percent (2%) of the gross purchase price of the entity acquired in such transaction (including all long term (one year or more) liabilities assumed or otherwise included in the transaction), such fee to be due and payable for the foregoing services on demand by Bear Stearns at or after the closing of such transaction.

                3.4. during the Term of the Agreement, retain Bear Stearns to participate in the negotiation and consummation of any debt or equity financing (but excluding (i) any capital lease transactions by the Company, (ii) any internal reorganization of debt or equity of the Company which does not result in an increase in the aggregate amount of debt and equity of the Company and its subsidiaries, (iii) any debt or equity financing involving either any stockholder of the Company immediately after the date hereof to the extent such financing is provided by such stockholder or any lender providing funds or committing to provide funds to the Company, which lender is a party to any agreement to which the Company is a party on the date hereof IBC Stirred Business (including for this purpose, BankBoston Retail Finance, Inc. ("BRF"), IBJ Schroder Business Credit Corp., Inc. and their respective affiliates or (iv) any funds provided under that certain Revolving Credit Facility of even date herewith among the Company, BRF and the other parties thereto as amended from time to time) by the Company or any of its direct or indirect subsidiaries, and pay to Bear Stearns (or such persons as are designated by Bear Stearns) a fee in connection therewith equal to one-percent (1%) of the committed amounts of such debt or equity, such fee to be due and payable for the foregoing services on demand by Bear Stearns at or after the closing of such transaction.

                3.5. If Bear Stearns participates in the negotiation and consummation of any transaction which would result in fees otherwise being payable pursuant to both Sections 3.3 and 3.4, the Company shall only pay to Bear Stearns (or such persons as are designated by Bear Stearns) the fee pursuant to this Section 3 that is the greater of (i) the fee as calculated pursuant to Section 3.3 or (ii) the fee as calculated pursuant to Section 3.4.

                3.6. Each payment made pursuant to this Section 3 shall be paid by wire transfer of immediately available funds to such account for Bear Stearns (or to such designee of Bear Stearns as provided herein). All fees paid to Bear Stearns pursuant to this Section 3 shall be in addition to any fees paid to Bear Stearns or any of its affiliates pursuant to which Bear Stearns or any of its affiliates act as underwriter, initial purchaser, placement agent or in a similar capacity in an equity or debt offering of securities by the Company.

                For the purposes of this Section 3, "EBITDA" shall mean consolidated earnings, for the then current fiscal year of the Company and its subsidiaries before interest, taxes, depreciation, amortization and the fees payable to Bear Stearns (pursuant to this Section 3 only) for such fiscal year.

                Section 4.      Term

                This Agreement shall take effect as of the date first above written and shall continue until the earliest of (the "Term"): (i) a Qualified Public Offering (as defined in the Stockholders Agreement) of Common Stock by the Company, (ii) redemption of all of the outstanding Series B Preferred Stock and (iii) Bear Stearns and its Affiliate or Related Party (each as defined in the Stockholders Agreement) transferees no longer retain ownership of at least 50% of the shares of Common Stock held by Bear Stearns on the Closing Date (after giving effect to all transactions set forth in the Stock Purchase Agreement).

                Section 5.      Reimbursement: Indemnification

                In addition, the Company agrees to reimburse Bear Stearns, its affiliates and their respective directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect of the engagement of Bear Stearns under this Agreement, or any actions taken or omitted or services performed under, by or in connection with this Agreement (including the appointment of Directors of the Company pursuant to the Stock Purchase Agreement and the Stockholders Agreement). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this Section 5 in respect of any loss, claim, damage or liability to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability resulted primarily and directly from the willful misfeasance or gross negligence of such Indemnified Party. The provisions of this Section 5 shall survive any termination of this Agreement.

                Section 6.      Miscellaneous

                6.1. Assignment. This Agreement may not be assigned or transferred by the Company without the express written consent of the other party.

                6.2. Amendment. This Agreement may not be amended except by a written instrument executed by both of the parties.

                6.3. Choice of Law. This Agreement is made under and shall be construed in accordance with the laws of the State of New York.

                IN WITNESS WHEREOF, the Company and Bear Stearns have duly executed and delivered this Agreement or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto, duly authorized, as of the day and year first above written.

                                               MSS-DELAWARE, INC.,
                                               a Delaware corporation


                                               By:  /s/ Julian R. Geiger
                                                    ----------------------------
                                                    Name: Julian R. Geiger
                                                    Title: President



                                               MSS ACQUISITION CORP. II,
                                               a Delaware corporation


                                               By:  /s/ John Howard
                                                    ----------------------------
                                                    Name: John Howard
                                                    Title: President